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                                                                   EXHIBIT 99.1

[HARVEST LOGO APPEARS HERE]
                                                          FOR IMMEDIATE RELEASE


                    HARVEST NATURAL RESOURCES CLOSES SALE OF
                                RUSSIAN INTEREST


         HOUSTON, TX - (September 25, 2003) - Harvest Natural Resources, Inc. (NYSE:HNR) today announced it has closed the sale of its 34 percent interest in LLC Geoilbent to a subsidiary of the YUKOS Oil Company for $69.5 million. Harvest also received $5.5 million for the outstanding intercompany loans and payables owed to Harvest by Geoilbent. Net cash proceeds after payment of expenses will be approximately $73 million.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said "The closing of the Geoilbent sale positions our balance sheet with approximately $150 million of cash available to actively pursue various growth opportunities in both Russia and Venezuela."

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela. For more information visit the Company's website at www.harvestnr.com.


CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020


         "This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2002 Annual Report on form 10-K and subsequent reports."
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